Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to this Joint Filing Agreement (this “Agreement”), the undersigned hereby agree that the Schedule 13G filed on December 12, 2016 (the “Schedule 13G”), relating to the common stock, par value $0.001 per share, of Innovative Industrial Properties, Inc., a Maryland corporation, is, and any amendments to the Schedule 13G executed by us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of December 12, 2016.

SERENITY TRADING, LLC

By:	/s/ Stephen Schuler
Name:	Stephen Schuler
Title:	President of its Manager

SERENITY INVESTMENTS, LLC

By:	/s/ Stephen Schuler
Name:	Stephen Schuler
Title:	President of its Manager

/s/ Stephen Schuler
STEPHEN G. SCHULER

/s/ Mary Jo Schuler
MARY JO SCHULER